Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-135108) of Primus Guaranty, Ltd.,

(2) Registration Statement (Form S-8 No. 333-121427) pertaining to the Primus Guaranty, Ltd. 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and Written Compensation Agreements with Certain Employees of Primus Guaranty, Ltd., and

(3) Registration Statement (Form S-8 No. 333-168034) pertaining to the Primus Guaranty, Ltd. Incentive Compensation Plan and Written Compensation Agreements with Certain Employees;

of our report dated March 31, 2011, with respect to the consolidated financial statements of Primus Guaranty, Ltd. included in the Annual Report (Form 10-K) of Primus Guaranty, Ltd. for the year ended December 31, 2010.

/s/ Ernst & Young, LLP

New York, New York
July 22, 2011

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